NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION STATEMENT
ELECTION OF DIRECTORS
STOCK OWNERSHIP
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

PETROLEUM HELICOPTERS, INC.
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2005

To the Holders of Voting Stock of Petroleum Helicopters, Inc.:

The 2005 Annual Meeting of Stockholders of Petroleum Helicopters, Inc. (“PHI”) will be held at Lafayette Hilton & Towers (Cedar Room), 1521 West Pinhook Road, Lafayette, Louisiana, on Tuesday, May 3, 2005, at 8:00 a.m., local time, to:

1.	Elect directors.

2.	Ratify the appointment of Deloitte & Touche as PHI’s independent registered public accounting firm.

3.	Transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of PHI’s voting common stock at the close of business on April 15, 2005, are entitled to notice of and to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ Michael J. McCann

Michael J. McCann
Secretary

Lafayette, Louisiana
April 22, 2005

PETROLEUM HELICOPTERS, INC.
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508

INFORMATION STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 3, 2005

     This Information Statement is furnished to holders of voting common stock (“Voting Stock”) of Petroleum Helicopters, Inc. (“PHI” or “the Company”) at the direction of its Board of Directors (the “Board”) in connection with the Annual Meeting of Stockholders of PHI (the “Meeting”) to be held on May 3, 2005, at the time and place set forth in the accompanying notice and at any adjournments thereof.

     Holders of record of Voting Stock at the close of business on April 15, 2005, are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,852,616 shares of Voting Stock, each of which is entitled to one vote, and 2,531,392 shares of non-voting common stock, none of which are entitled to vote.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is first being mailed to stockholders on or about April 22, 2005. The cost of preparing and mailing the statement will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

     PHI’s By-laws establish the number of directors to be elected at the Meeting at six. Al A. Gonsoulin, PHI’s Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote his shares for the election of the six persons named below and in favor of ratifying the selection of Deloitte & Touche as our independent registered public accounting firm. As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, the By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless the Board determines otherwise.

Nomination of Directors

     The Board does not have a nominating committee or other committee performing similar functions, as Mr. Gonsoulin owns a sufficient number of shares to elect all of the Company’s directors, and the rules of the Nasdaq Stock Market (“Nasdaq”) provide that the board of directors of a company, of which more than 50% of the voting power is held by a single person, need not have a separate nominating committee. Because PHI qualifies for this exemption, the Board believes that it is appropriate for PHI not to have a nominating committee. The full Board does, however, approve all nominees, and a shareholder who wishes for the Board to consider an individual as a director nominee should communicate that desire in writing to the Chairman of the Board at the Company’s address. Similarly, a shareholder who wishes to communicate with the Board on any other subject should direct such communication to the Secretary of the Company at the Company’s address, who will be responsible for disseminating such communications to the Board.

     In addition to suggesting candidates to the Board, shareholders may nominate candidates directly by following the Board nomination procedure set forth in the Company’s By-laws. Under that procedure, a shareholder wishing to make a nomination must provide the Company in writing with all information about the proposed nominee that is required by Regulation 14A under the Securities Exchange Act of 1934, including his or her name, age, business and residence address, principal occupation, shares owned and shares entitled to vote at the meeting. Also, the shareholder must include his or her own name, address, number of shares owned, and number of shares entitled to vote at the meeting. To be timely, this notice must be delivered to the Company, addressed to the Secretary, or mailed and received by the Company not less than 45 nor more than 90 days before the meeting. If the Company provides fewer than 55 days notice of the meeting, that deadline is extended until the close of business on the 10th day following the date notice was given.

     The Board identifies potential nominees for director, other than current directors standing for reelection, through business and other contacts. The Board of Directors does not have a formal policy with regard to the consideration of director candidates nominated by PHI’s other shareholders. The Board primarily considers a nominee’s business experience, career positions held, and particular areas of expertise. There is no difference in the manner in which the Board evaluates nominees for director based on whether the nominee is recommended by a shareholder or by a member of the Board.

Information About Directors

     The following table sets forth certain information as of April 15, 2005, with respect to each candidate nominated by of the Board. All such nominees were recommended by the Chairman of the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The Board has determined, using criteria established by Nasdaq and the Securities and Exchange Commission (the “SEC”), that each nominee other than Messrs. Bospflug and Gonsoulin, is independent.

		Year First
		Became a
Name and Age	Principal Occupation	Director
Al A. Gonsoulin, 62	Chairman of the Board and Chief Executive Officer of PHI(1)	2001

Lance F. Bospflug, 50	Former President and Chief Executive Officer of PHI(2)	2001

Arthur J. Breault, Jr., 65	Tax lawyer and consultant(3)	1999

C. Russell Luigs, 72(4)	Consultant	2002

Richard H. Matzke, 68(5)	Consultant	2002

Thomas H. Murphy, 49	Member, Murco Oil & Gas, LLC (oil & gas production and investments)(6)	1999

(1)      For more than five years, until December 31, 2001, Mr. Gonsoulin was President of the Sea Mar division of Nabors Industries. He acquired a controlling interest in PHI in September, 2001, and shortly thereafter became Chairman of PHI’s Board. He was appointed Chief Executive Officer of PHI following Mr. Bospflug’s resignation in May 2004.

(2)      Mr. Bospflug joined PHI in September 2000 as President and was appointed Chief Executive Officer in August 2001. Before joining PHI he was Chief Financial Officer and, from 1999 to 2000, Chief Executive Officer, of T.L. James & Company, Inc., a diversified construction, marine dredging and timber company. Mr. Bospflug resigned as President and Chief Executive Officer of PHI in May 2004.

(3)      For more than 16 years until 1997, when he retired, Mr. Breault was a partner in Deloitte & Touche LLP, concentrating in tax matters.

(4)      Mr. Luigs retired from GlobalSantaFe, Inc. (formerly Global Marine, Inc.) in September 2002, but continues to serve on its board of directors. He was President and Chief Executive Office of Global Marine from the time he joined that company in 1977 until 1998. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001.

(5)      Mr. Matzke retired from ChevronTexaco, Inc. in February 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board of Directors since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002.

(6)      For the last seven years, Mr. Murphy has been a member and co-owner of Murco Oil and Gas, LLC.

Meetings of the Board

     During the year ended December 31, 2004, the Board held five meetings. Each incumbent director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

     The Board does not have a policy regarding Board member attendance at the annual stockholders meeting, but such meeting is normally held in conjunction with a regularly scheduled Board meeting in order to make attendance at both convenient. All Board members attended the 2004 annual meeting and are expected to attend the 2005 annual meeting.

Board Committees

     The Board has an Audit Committee, the current members of which are Messrs. Breault, Luigs, Matzke and Murphy (Chairman). This committee, which held five meetings during 2004, is responsible for performing the responsibilities described in the Audit Committee Charter. The Board also has a Compensation Committee, the current members of which are Messrs. Breault (Chairman), Luigs, Matzke and Murphy. This committee, which met four times during 2004, is responsible for determining the compensation of officers and key employees and administering PHI’s incentive compensation plans. For the reasons discussed above under the caption “Nomination of Directors,” the Board does not have a nominating committee.

Director Compensation

     Each director, other than Mr. Bospflug and Mr. Gonsoulin, receives an annual retainer of $30,000 and a meeting fee of $3,000 for each Board or Committee meeting attended in person and $1,000 for each meeting attended by telephone. Committee chairs receive an additional $1,000 per meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of our equity securities. To the best of our knowledge, all required forms were timely filed with the SEC during 2004.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

     The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 15, 2005 held by (a) each director and nominee for director of PHI, (b) each executive officer identified under the heading “Executive Compensation and Certain Transactions Summary of Executive Compensation” (“Named Executive Officers”) and (c) all directors and executive officers of PHI as a group, determined in accordance with Rule 13d 3 of the SEC. Unless otherwise indicated, the securities shown are held with sole voting and investment power.

	Class of PHI	Number of	Percent of
Beneficial Owner	Common Stock	Shares(1)	Class
Directors and Nominees

Al A. Gonsoulin	Voting Non-Voting	1,482,266 0	52.0 *

Lance F. Bospflug	Voting Non-Voting	0 170,000	* 6.7

Arthur J. Breault, Jr.	Voting Non-Voting	0 4,657	* *

C. Russell Luigs	Voting Non-Voting	10,000 10,000	* *

Richard H. Matzke	Voting Non-Voting	0 0	* *

Thomas H. Murphy	Voting Non-Voting	4,100 4,757	* *

Named Executive Officers (2)

Michael J. McCann	Voting Non-Voting	0 25,000	* *

Richard A. Rovinelli	Voting Non-Voting	0 0	* *

William P. Sorenson	Voting Non-Voting	0 0	* *

All directors and executive officers as a group (9 persons)	Voting Non-Voting	1,496,366 214,414	52.5 8.5

*         Less than one percent.

(1)      Includes shares of non-voting stock issuable upon exercise of stock options as follows: Mr. Bospflug – 150,000 shares; Mr. McCann – 25,000 shares; and all directors and executive officers as a group, approximately 214,414 shares. Shares subject to options currently exercisable by a person are deemed to be outstanding for purposes of computing the percent of class owned by such person and by all directors and executive officers as a group.

(2)      Information on Mr. Bospflug’s and Mr. Gonsoulin’s ownership is included under “Directors and Nominees” above.

Stock Ownership of Certain Beneficial Owners

     The following table shows the number of shares of PHI Voting Stock beneficially owned as of April 15, 2005 by persons, known by us to beneficially own more than 5% of the outstanding shares of PHI’s Voting and Non-Voting Stock, determined in accordance with Rule 13d-3 of the SEC. The information in the table is based on a review of such holders’ filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

		Amount of
		Beneficial		Percent of
Name and Address of Beneficial Owner		Ownership		Class
Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	1,482,266		52.0%
Lafayette, Louisiana	Non-Voting	0		*

Strong Capital Management
100 Heritage Reserve	Voting	193,162		6.8%
Menomonee Falls, Wisconsin	Non-Voting	280,242		11.1%

Wells Fargo & Company
420 Montgomery Street	Voting	0		*
San Francisco, CA 94104	Non-Voting	290,212	(1)	11.5%

Wells Capital Management Incorporated
525 Market Street	Voting	0		*
San Francisco, CA 94105	Non-Voting	274,504	(2)	10.8%

Wells Fargo Funds Management, LLC
525 Market Street	Voting	0		*
San Francisco, CA 94105	Non-Voting	197,470		7.8%

St. Dennis J. Villere & Company
210 Baronne St., Suite 808	Voting	215,147	(3)	7.54%
New Orleans, Louisiana	Non-Voting	469,623	(3)	18.55%

FMR Corp
82 Devonshire Street	Voting	283,400	(4)	9.93%
Boston, Massachusetts	Non-Voting	0		*

Woodbourne Partners, L.P.
200 N. Broadway, Suite 825	Voting	233,300	(5)	8.2%
St. Louis, Missouri	Non-Voting	449,300	(5)	17.7%

*	Less than five percent.

(1)	Wells Fargo & Company has sole voting power with respect to 287,212 of these shares and sole investment power with respect to 274,504 of these shares.

(2)	Wells Capital Management Incorporated has sole voting power with respect to 89,742 of these shares

(3)	St. Denis J. Villere & Company has shared voting and investment power with respect to all of these shares with its clients as an investment advisor.

(4)	FMR Corp does not have the power to direct the voting of any of these shares.

(5)	Woodbourne Partners, L.P.’s general partner, Clayton Management Company, has sole voting and investment power with respect to these shares.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Summary of Executive Compensation

     The following table summarizes for the past three years, the compensation of the two individuals who served as PHI’s Chief Executive Officer during portions of 2004 and the other three executive officers of PHI.

						Securities
Name and Principal					Restricted Stock	Underlying	All Other
Position	Year	Salary	Bonus		Awards	Option Awards	Compensation(3) (4)

Al A. Gonsoulin (1)	2004	$389,423	0		0	0	$17,766
Chairman and Chief	2003	$375,000	0		0	0	$16,638
Executive Officer	2002	$375,000	0		0	0	$484

Lance F. Bospflug(2)	2004	$285,577	0		0	0	$31,821
President and Chief	2003	$275,000	0		0	0	$29,595
Executive Officer through	2002	$275,000	$160,000	(5)	0	0	$35,828
May 31, 2004			$390,000	(6)

Michael J. McCann	2004	$181,731	0		0	0	$20,171
Chief Financial Officer,	2003	$175,000	0		0	0	$10,942
Secretary and Treasurer	2002	$175,000	$35,000	(5)	0	0	$16,692
			$90,000	(6)

Richard A. Rovinelli	2004	$155,769	0		0	0	$10,849
Chief Administrative	2003	$150,000	0		0	0	$8,416
Officer and Director of	2002	$150,000	$40,000	(5)	0	0	$12,268
Human Resources			$90,000	(6)

William P. Sorenson	2004	$155,769	0		0	0	$17,855
Director of Marketing	2003	$150,000	0		0	0	$23,127
and Planning	2002	$150,000	$40,000	(5)	0	0	$17,269
			$90,000	(6)

(1)      Mr. Gonsoulin has been Chairman of the Board of PHI since September, 2001 and became Chief Executive Officer in May 2004.

(2)      Mr. Bospflug joined PHI in September, 2000 and became its Chief Executive Officer in August, 2001. He resigned as CEO in May 2004 but remained with the Company as an employee through December 31, 2004.

(3)      For each year, includes the aggregate value of matching Company contributions and allocations to the Company’s 401(k) plan, and the value of term life insurance coverage provided. During 2004 and 2003, respectively, the following matching contributions and allocations to the Company’s 401(k) plan were credited to the accounts of: Mr. Gonsoulin - $13,085 and $12,075; Mr. Bospflug - $13,034 and $12,022; Mr. McCann - $8,800 and $8,986; Mr. Rovinelli - $7,071 and $6,794; and Mr. Sorenson - $7,934 and $8,101. Also during 2004 and 2003, respectively, the value of term life and disability insurance premiums paid or reimbursed by the Company was: Mr. Gonsoulin - $4,681 and $4,563; Mr. Bospflug - $18,787 and $17,573; Mr. McCann - $1,998 and $1,956; Mr. Rovinelli - $1,673 and $1,622; and Mr. Sorenson - $1,657 and $1,218. For Mr. Bospflug, the insurance reimbursement included a cash payment sufficient to pay taxes on the insurance premium reimbursement.

(4)      Amounts shown also include the following amounts reimbursed for unused vacation: For 2002, $6,697 for Mr. Bospflug, $5,023 for Mr. McCann, $4,413 for Mr. Rovinelli and $7,817 for Mr. Sorenson; For 2003, $10,702 for Mr. Sorenson; For 2004, $9,373 for Mr. McCann, $2,105 for Mr. Rovinelli, and $7,817 for Mr. Sorenson.

(5)      This portion of the 2002 bonus was payable under the Company’s normal incentive arrangements.

(6)      This portion of the 2002 bonus was paid for the achievement of specified restructuring requirements accomplished over the years 2001 and 2002, but was not payable until completion of all actions, which was accomplished in 2002.

Option Exercises and Holdings

     The following table contains information with respect to the Named Executive Officers concerning options exercised in 2004 and unexercised options held as of December 31, 2004. All options held are exercisable. No options were granted to any of them in 2004.

				Number of Securities	Value of
	Shares Acquired			Underlying Unexercised	Unexercised In-the-
Name	on Exercise	Value Realized		Options	Money Options (1)

Al A. Gonsoulin	0	0		0	0

Lance F. Bospflug	0	0		150,000	$2,208,000

Michael J. McCann	0	0		25,000	$273,250

Richard A. Rovinelli	0	0		0	0

William P. Sorenson	10,000	$75,000	(2)	0	0

(1)      Reflects the difference between the $25.78 closing price of the Common Stock on December 31, 2004, and the respective exercise prices of the options.

(2)      See description in section “Certain Transactions.”

Supplemental Executive Retirement Plan

     Until 2004 PHI maintained a supplemental executive retirement plan (“SERP”) to supplement the retirement benefits otherwise available to PHI’s officers and certain key employees pursuant to its 401(k) Retirement Plan. The SERP provided an annual benefit, generally equivalent to 33 1/3% of each such participant’s salary at the date she or he became a participant, up to $200,000 of salary, plus 50% of such salary in excess of $200,000, for a period of 15 years following retirement at age 65 or older. Similar benefits are also provided for in the case of death or disability of the participant. The estimated annual benefits payable upon retirement at normal retirement age for Messrs. Bospflug, McCann, Rovinelli and Sorenson are $104,166, $58,200, $40,000, and $30,400, respectively. Mr. Gonsoulin is not a participant in the SERP.

In 2004, the Board of Directors terminated the SERP, subject to any vested rights, and PHI plans to offer participants a buy-out of their interest.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Compensation Committee consists of Arthur Breault, Jr., C. Russell Luigs, Richard H. Matzke and Thomas Murphy. Each member of the Compensation Committee is independent within the meaning of the applicable Nasdaq rules, and no member has ever been an officer or employee of PHI or any of its subsidiaries.

The Compensation Committee’s Report on Executive Compensation

     General. The functions of the Compensation Committee are to determine compensation and benefits of the chief executive officer, and other officers and key employees, and to administer PHI’s incentive compensation plans. The Compensation Committee has retained an outside consultant from time to time to assist it in obtaining relevant information on pay practices at comparable organizations and to assist it in developing compensation programs that are consistent with the Committee’s compensation philosophy and objectives.

     The Compensation Committee’s overall policy regarding executive compensation is to ensure that PHI’s compensation programs will provide competitive salary levels and short-term and long-term incentives in order to attract and retain individuals of high quality and ability, promote individual recognition for favorable performance and support the short and long range business objectives and strategies of PHI.

     Under the Omnibus Budget Reconciliation Act (“OBRA”), publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for “performance based” compensation, including stock options and restricted stock awards. The Compensation Committee expects to keep “non-performance based” compensation within the $1 million limit so that all executive compensation will be fully deductible.

     PHI’s executive compensation currently consists of two principal components: salary and annual incentive payments.

     Salary and Annual Incentive Payments. Salaries for officers other than the Chief Executive Officer have been established and subsequently reviewed with the aid of an outside consultant. In 2002, as Chairman of the Board, Mr. Gonsoulin’s salary was fixed at $375,000 per year in recognition of his commitment to full time management and the improved performance of PHI at the time. In 2004, he became PHI’s Chief Executive Officer.

     No annual incentive awards were made in 2001. In May 2002, the Compensation Committee, in recognition of the Company’s performance so far during the year and the accomplishment of certain restructuring objectives, authorized a bonus pool of $1,200,000 and authorized the Chairman of the Board to determine recipients and amounts of bonuses to be paid from that pool. In March, 2003 the Committee authorized a bonus pool of from 3% to 5% of PHI’s pre-tax earnings in 2002, the precise amount to be determined by the Chairman of the Board, and authorized the Chairman to make individual awards from the pool in his discretion. No bonus amounts were paid for 2003 or 2004, as the income before tax did not meet the established earnings threshold for incentive awards.

     The Compensation Committee believes that the compensation of the Chief Executive Officer and other executive officers is competitive with comparable companies.

By the members of the Compensation Committee:

Arthur J. Breault, Jr.
C. Russell Luigs
Richard H. Matzke
Thomas H. Murphy

Certain Transactions

In 2004, the Company repurchased from Mr. William Sorenson options to purchase 10,000 shares of non-voting common stock previously awarded to him under the 1999 incentive plan. The net amount paid for the options was $75,000, representing the difference between the market price of $20.25 on the date of the transaction, September 21, 2004, and the option exercise price, which was $12.75.

Performance Graph

The following performance graph compares PHI’s cumulative total stockholder return on its Voting Stock for the last five years with the cumulative total return on the Russell 2000 Index and the Oil Service Index, assuming the investment of $100 on January 1, 2000, at closing prices on December 31, 1999, and reinvestment of dividends. The Russell 2000 Index consists of a broad range of publicly-traded companies with small market capitalizations of $0.5 billion to $1.07 billion, and is published daily in the Wall Street Journal. The peer group companies are Offshore Logistics, Inc.; Tidewater, Inc.; Gulfmark Offshore, Inc.; CHC Helicopter Corp.; Seacor Holdings, Inc.; and Air Methods Corp.

Cumulative Total Returns as of December 31:

Index	1999	2000	2001	2002	2003	2004

Russell 2000	100.00	95.80	96.78	75.90	110.33	129.09

OSX	100.00	145.16	101.37	100.86	109.30	144.18

Peer Group	100.00	105.60	95.46	100.22	106.64	143.59

PHI	100.00	140.32	216.22	320.43	264.86	278.70

     (Amounts in whole dollars)

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of PHI’s Board of Directors is composed of non-employee directors. It operates under a charter that was revised in early 2005, a copy of which is attached to this Information Statement. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and Nasdaq as to independence and are financially sophisticated within the meaning of the Nasdaq rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC Rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members. This is a report of the Committee’s activities relating to 2004.

     The Audit Committee reviewed in detail and discussed with management and the independent auditors, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K; (iii) management’s quarterly and annual certifications regarding internal controls and the independent auditors’ attestation with respect to the latter, and (v) the matters required to be discussed with the independent auditors by SAS 61 (Codification of statements on Auditing Standards, AU Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent auditors their independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

     In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or to be “filed” with the SEC or subject to its Regulation 14A, other than as provided in that Regulation, or to be subject to the liabilities of section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     By the members of the Audit Committee:

Thomas H. Murphy, Chairman
Arthur J. Breault, Jr.
C. Russell Luigs
Richard H. Matzke

RELATIONSHIP WITH REGISTERED INDEPENDENT
PUBLIC ACCOUNTANTS

General

     Our consolidated financial statements for 2003 and 2004 were audited by the firm of Deloitte & Touche, LLP, which will remain as PHI’s auditors until replaced by the Audit Committee. Representatives of Deloitte & Touche, LLP, are not expected to be present at the Meeting.

     The audit committee has selected Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Fees

     The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year ended December 31,
	2004		2003
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees	$235,000	32%	$229,000	17%
Sarbanes-Oxley related fees	369,000	50%	165,000	12%

Tax fees	88,000	12%	128,000	10%
Other Fees	41,000	6%	828,000	61%

Total fees	$733,000	100%	$1,350,000	100%

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditors can provide. Audit-related fees principally include accounting consultations and employee benefit plan audits and Sarbanes-Oxley Section 404 advisory services ($165,000 in 2003 and $369,000 in 2004). Tax fees include assistance in the preparation of federal and state tax returns, related advice regarding tax compliance and, in 2003, the preparation of amended tax returns covering several prior years. Other fees included consulting work related to replacement of the Company’s inventory, materials, and maintenance system $699,000 in 2003 and no such related fees in 2004, and completion of the Company’s financial information systems.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     All audit and permissible non-audit services provided by the independent auditors are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

OTHER MATTERS

Quorum and Voting

     The presence, in person or by proxy, of a majority of the outstanding shares of Voting Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote, and the proposal to ratify the appointment of our independent registered public accounting firm will require approval of holders of a majority of the outstanding shares of Voting Stock.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner’s shares with respect to the election of directors. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as not present at the Meeting except with respect to the convening of the Meeting and the election of directors. Broker non-votes will have no effect on the election of directors but will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm.

     The Board does not know of any matters to be presented at the Meeting other than those described herein.

Stockholder Proposals

     Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy or information materials relating to the 2006 annual meeting of stockholders must forward such proposal to the Secretary of PHI at the address set forth on the first page of this Information Statement in time to arrive at PHI before January 14, 2006.

     The Company’s by-laws state that for any business to be properly brought before the annual meeting, notice of the proposal must be received by the Company no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; in case of the 2005 annual meeting, this provision will require notice between March 4, 2006 and February 2, 2006. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

     This notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

By Order of the Board of Directors

/s/ Michael J. McCann

Michael J. McCann
Secretary

Lafayette, Louisiana
April 22, 2005

Exhibit A

PETROLEUM HELICOPTERS, INC.

AUDIT COMMITTEE CHARTER
(as amended on March 8, 2005)

I.	Committee Membership

A.	The Audit Committee of Petroleum Helicopters, Inc. (the “Company”) shall be comprised of at least three directors who shall (i) be independent within the meaning of applicable rules of the NASDAQ and the Securities and Exchange Commission and (ii) otherwise meet the requirements for membership on the Audit Committee as set forth in such rules.

II.	Committee Purposes

A.	The primary purpose of the Audit Committee is to (a) assist the Board of Directors in fulfilling its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal audit function and internal auditors and (v) the accounting, financial reporting and internal controls processes of the Company; and (b) prepare any reports required to be included in the Company’s annual information statement and as otherwise required.

B.	The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with applicable accounting standards, laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually attesting to and reporting on management’s assessment of the effectiveness of internal control over financial reporting, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

C.	The independent auditors shall submit to the Audit Committee annually a formal statement (the “Auditors’ Statement”) describing: (1) the auditors’ internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (3) all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

D.	The independent auditors shall submit to the Audit Committee annually a formal statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (1) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings; (2) services not included in clause (1) that are reasonably related to the performance of the audit or review of the Company’s financial statements, quantified in the aggregate and by each type of service; (3) tax compliance, tax advice and tax planning services, quantified in the aggregate and by each type of service; and (4) all other products and services rendered by the independent auditors, quantified in the aggregate and by each type of service.

III.	Committee Duties and Responsibilities

        To carry out its purposes, the Audit Committee shall have the following duties and responsibilities:

A.	with respect to the independent auditors:

1.	to be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, who shall report directly to the Audit Committee;

2.	to resolve any disagreements with management regarding financial reporting;

3.	to actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors and to take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

4.	to be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee;

5.	to pre-approve, and to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors;

6.	to ensure that the independent auditors prepare and deliver annually an Auditors’ Statement, and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

7.	to hold timely discussions with the independent auditors regarding all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

8.	to obtain and discuss any material written communications between the independent auditors and management, such as any letter describing significant deficiencies or material weaknesses in internal controls, any “management” letter or any schedule of unadjusted differences;

9.	to discuss with management the timing and process for implementing the rotation of the lead audit partner and any other active audit engagement team partner; and

10.	to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

B.	with respect to the internal auditing department, to review the appointment and replacement of the director of the internal auditing department, who shall report directly to the Audit Committee but shall also be given managerial responsibility and oversight by the Chief Financial Officer of the Company, and to review the activities and scope of work of the internal audit department at least annually;

C.	with respect to accounting principles and policies, financial reporting and internal control over financial reporting:

1.	to consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61, as it may be modified or supplemented, or other professional standards;

2.	to meet with management, the independent auditors and, if appropriate, the director of the internal auditing department:

i.	to discuss the scope of the annual audit;

ii.	to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations and all Section 302 and 906 certifications required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);”

iii.	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

iv.	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

v.	to discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

vi.	to review management reporting on internal controls and the independent auditors’ attestation as required by Section 404 of Sarbanes-Oxley; and

vii.	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

3.	to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

4.	to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

5.	to discuss with the Company’s management and outside counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

6.	to discuss and review the type and presentation of information to be included in earnings press releases;

7.	to review and discuss any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules (17 C.F.R. Part 205) or otherwise; and

8.	to review and approve all related party transactions of the Company, defined as those transactions required to be disclosed under Item 404 of Regulation S-K;

D.	with respect to reporting and recommendations:

1.	to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

2.	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors; and

3.	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

IV.	Committee Structure and Operations

The Audit Committee shall designate one member of the Audit Committee as its chairperson. The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate; should meet separately at least quarterly with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately; and should meet without management present at least once a year. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

V.	Delegation to Subcommittee

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

VI.	Resources and Authority of the Audit Committee

A.	The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

B.	The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.	compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	compensation of any advisers employed by the Audit Committee; and

3.	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.